Exhibit 99.1

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Lenders Presentation
November 7, 2005

Forward Looking Statements

This document contains “forward-looking statements.” You should not place undue reliance on these statements. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. As you read and consider this document, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. Some important factors include without limitation our ability to continue to compete successfully; changes in the market for our services; general economic conditions being less favorable than expected; global political conditions and the outbreak or escalation of war or hostilities or the occurrence of any terrorist attacks; our ability to grow our relocation services business; risks associated with the real estate industry, our reliance on, and our ability to attract, agents and owner/operators; changes in the regulatory environment, including antitrust, environmental and insurance laws and regulations, that could negatively affect the operation of our business; changes in Transguard’s A.M. Best rating or outlook; risks associated with operating in foreign countries; loss of our key executive officers; our ability to consummate and integrate potential acquisitions; changes in our accounting assumptions that regulatory agencies, including the Securities and Exchange Commission (SEC), may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; the outcome and costs associated with the current audit committee review and SEC inquiry, and the other factors described under the caption “Business – Investment Considerations” and other risks described in SIRVA’s 2003 Annual Report on Form 10-K and other reports submitted to the SEC from time to time.   All forward-looking statements speak only as of the date of this document. We undertake no obligation beyond that required by law to update any forward-looking statements, whether as a result of new information, future events or otherwise.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this document.

Agenda

•                  Portfolio Optimization Progress

•                  Financial Filings

•                  Summary Amendment Request

SIRVA Update

Portfolio Optimization Progress

•                  On October 14, 2005, SIRVA entered into a definitive agreement with Iron Mountain to sell its Australian and New Zealand operations of Pickfords Record Management for approximately $87 million

•                  Purchase price represents approximately 13x and 18x EBITDA(1) of $6.7 million and EBITA(1) of $4.8 million, respectively

•                  Transaction will generate net cash proceeds of approximately $60 million

•                  Transaction, which is subject to customary closing conditions, is expected to close by December 31, 2005

•                  As previously announced, SIRVA has entered into a definitive agreement with IAT Reinsurance Co., Ltd. to sell its Insurance business in a transaction valued at approximately $100 million

•                  Net cash proceeds(2) of approximately $50-60 million

•                  Transaction expected to close by December 31, 2005

•                  Divestiture further clarifies SIRVA’s strategic vision and, more importantly, significantly improves the Company’s risk profile

•                  The proceeds of these asset sales willb e used to repay term loan debt

•                  Other non-core asset sales in process

Financial Filings

•                  The Company is close to finalizing its 2004 audited financial statements and expects to file its 10-K with the SEC in the middle of November

(1) Includes corporate allocation costs.

(2) Includes initial cash proceeds and post-closing audit adjustments.

Summary Amendment Request

•                  The Company would like to request the following amendments to its financial covenants to provide for additional operating flexibility and to enable PWC to finalize its audit, allowing the Company to file its 2004 10-K

•                  With respect to Q4 2004 and Q1 and Q2 2005, the Company continues to believe that it is in compliance with its financial covenants

•                  However, given that the Company has not completed its final quarterly closing processes, PWC has requested that SIRVA obtain the additional cushion for prior periods as a prerequisite to its issuance of a clean opinion

•                  With respect to Q3 and Q4 2005 and Q1 – Q4 2006, the Company requests the following changes based on its preliminary view of current performance and PWC’s view of the necessary cushion required in future periods as a prerequisite to its issuance of a clean opinion for 2004

	4Q04	1Q05	2Q05	3Q05	4Q05	1Q06	2Q06	3Q06	4Q06

Debt / EBITDA
Current Covenant	3.50	4.00	4.00	4.75	4.50	4.25	4.25	4.25	4.00
Proposed Covenant	4.00	4.50	4.50	5.50	5.00	5.00	4.75	4.75	4.50

EBITDA / Interest
Current Covenant	3.50	3.50	3.50	3.00	3.00	3.00	3.00	3.00	3.00
Proposed Covenant	3.00	3.00	3.00	2.75	2.75	2.50	2.50	2.50	2.50

•                  In addition, given the additional time necessary to complete the year-end 2004 and 2005 quarterly closing processes, the Company is requesting the following time extensions with regard to the filing of its financial statements

•                  The Company continues to target a mid-November filing date for its 2004 10-K

Proposed Filing Date

2004 10-K	November 30, 2005

2005 10-Q’s	March 31, 2006

2005 10-K	June 30, 2006

2006 Q1 10-Q	July 31, 2006

•                  The Company is also requesting that the amendment allow for the sale of Pickford's Record Management

•                  An amendment fee of 25 bps will be paid to consenting lenders

•                  Signature pages for the amendment are due at noon on Monday, September 14, 2005

Pricing Grid

Proposed Applicable Margins for Eurocurrency Loans (in bps)

Moody’s and S&P Rating	RC and Term Loan Margin
At or Above B2 (Negative Outlook) and B (Negative Outlook)	400
Below B2 (Negative Outlook) and B (Negative Outlook)	450

•  In the event of a split rating, the lower rating shall be used in determining the loan margin